SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	March 3, 2008

Strategic Hotels & Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

               (e)  2007 and 2008 Compensation Information. Most employees of Strategic Hotels & Resorts, Inc. (the “Company”) participate in the Company’s annual incentive compensation program (the “Program”)  pursuant to which restricted stock units (“RSUs”) and bonuses may be awarded depending on specific performance objectives and the weights assigned to them as established by the Compensation Committee of the board of directors (the “Compensation Committee”).  The compensation terms of our chief executive officer and chief financial officer are governed by their respective employment agreements, subject to the discretion of the Compensation Committee to award additional compensation. On March 3, 2008, the Compensation Committee approved the 2007 annual awards of restricted stock units (the “2007 RSU Bonus Awards”) and annual cash bonuses (the “2007 Cash Bonus Awards”) pursuant to the Company’s annual incentive program and, as applicable, the employment agreements with the executive officers.  In addition, on March 3, 2008, the Compensation Committee also approved the 2008 base salaries for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K).

The 2007 Cash Bonus Awards awarded under the Program are based on the achievement of company performance objectives and personal performance objectives, which vary according to each executive officer’s function, and range in target value from 40% of old base salary, in the case of vice presidents, 60% of old base salary, in the case of senior vice presidents, and 75% of old base salary, in the case of executive vice presidents. The relative weight of company performance and personal performance depends on the level of the executive officer’s position within the Company, with vice presidents earning such bonuses based on 50% company performance and 50% personal performance and senior vice presidents and executive vice presidents earning such bonuses based on 80% company performance and 20% personal performance, except for Mr. Mead, whose percentage is governed by his employment agreement.

The 2007 RSU Bonus Awards awarded under the Program and the number of options, RSUs and performance shares awarded under the terms of our chief financial officer’s employment agreement are based on the achievement of personal performance objectives and can range in target value from 50% of new base salary, in the case of vice presidents, and 100% of new base salary, in the case of senior vice presidents and executive vice presidents.

With respect to the 2007 Cash Bonus Awards payable under the Program to executive officers and in the case of our chief executive officer, under the terms of his employment agreement, performance is measured against achievement of specified levels of budgeted funds from operations (“FFO”) per share as the primary Company performance objective.

Based on the calculation of the Company’s results of operations, the compensation awarded is set forth below:

Name and Title	2007 Cash Bonus	2007 Equity Award	2008 Salary
Laurence Geller, President and Chief Executive Officer	$1,500,000 (1)	— (2)	$750,000

James Mead, Executive Vice President and Chief Financial Officer(3)	450,000	$650,000 (3)	420,000

Richard Moreau, Executive Vice President—Asset Management	295,900	487,500 (4)	325,000

Paula Maggio, Senior Vice President, Secretary and General Counsel	195,360	350,000 (4)	250,000

Jayson Cyr, Senior Vice President, Internal Audit	184,800	220,000 (4)	220,000
________________________

(1)	Pursuant to the terms of Mr. Geller’s employment agreement, he is entitled to a maximum bonus of $1,500,000 based on the achievement of specified levels of budgeted FFO per share.
(2)	Pursuant to the terms of Mr. Geller’s employment agreement, Mr. Geller was previously issued a long-term award valued at $6,000,000.
(3)
Pursuant to the terms of Mr. Mead’s employment agreement, Mr. Mead was entitled to a long-term incentive award with a value of $588,000.  However, based on Mr. Mead’s superior performance against company objectives, the Compensation Committee used its discretion to grant Mr. Mead a long-term incentive award with a value of $650,000, consisting of $260,000 of performance-based RSUs providing a right to earn 19,346 (at target) shares of common stock, $260,000 of options to purchase 148,805 shares of common stock and $130,000 of time-vested RSUs providing a right to obtain 9,673 shares of common stock.

(4)	Consists of three-year, time-vested RSUs, providing a right to obtain 36,273, 26,042, and 16,370 shares of common stock in the case of Mr. Moreau, Ms. Maggio and Mr. Cyr, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

March 7, 2008	By:	/s/ Richard Moreau
Name: Richard Moreau
Title: Executive Vice President – Asset
Management